EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2010 Fourth Quarter and Annual Results

2010 Earnings from Continuing Operations were $0.64 per Diluted Share

Fourth Quarter Earnings from Continuing Operations were $0.22 per Diluted Share

2010 Cash Provided by Operating Activities from Continuing Operations of $90 million

$187 Million Cash and Equivalents at Year End

Repurchased $2.1 million of Common Stock in the Quarter

HOUSTON, Dec. 2, 2010 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX) today released fiscal 2010 fourth quarter and annual results for the period ending October 31, 2010. The company's 2010 sales and operating income at its two business segments - Engineered Products and Aluminum Sheet Products - were both substantially better than 2009 results. Engineered Products benefitted from new products, customer-driven market share gains, and price realization. Aluminum Sheet Products benefitted from a recovery in demand and market share gains, an improved aluminum spread (sales less material costs) and industry-wide capacity reductions. Quanex outperformed its end markets (residential remodeling activity and housing starts) in 2010.

In the fourth quarter 2010 versus the year ago quarter, Quanex's sales were up, primarily at Aluminum Sheet Products, while its operating income was down, primarily due to lower profitability at Engineered Products, in part the result of higher material costs and product mix issues, and higher corporate expenses.

2010 net sales were $798.3 million compared to $585.0 million a year ago; fourth quarter net sales were $222.3 million compared to $194.9 million in the year ago quarter. 2010 income from continuing operations was $24.2 million versus a 2009 loss from continuing operations of $136.1 million; fourth quarter 2010 income from continuing operations was $8.3 million compared to fourth quarter 2009 income from continuing operations of $15.8 million.

Highlights

  2010 diluted earnings per share from continuing operations were $0.64 which included $0.06 of LIFO expense, compared to a 2009 loss of $3.64 per diluted share from continuing operations which included $3.79 of impairment charges and $0.13 of LIFO income.
  2010 capital expenditures were $14.7 million compared to $15.7 million in 2009.
  2010 cash provided by operating activities from continuing operations was $89.6 million compared to $61.3 million in 2009.
  Cash and equivalents at year end totaled $187.2 million.
  Fourth quarter earnings per diluted share from continuing operations were $0.22 which included $0.03 of LIFO expense, compared to $0.42 in the year ago quarter which included $0.02 of LIFO income.
  Fourth quarter operating margins at Engineered Products and Aluminum Sheet Products were 11.1% and 8.5%, respectively.
  Repurchased 125,000 common shares ($2.1 million) in the fourth quarter for a total of 250,000 common shares ($4.3 million) in 2010.

Segment Commentary

Engineered Products is focused on providing OEM window and door customers with value-added fenestration components, products, and systems. Key markets are residential remodeling activity (approx. 60% of sales) and housing starts (approx. 40% of sales).

Engineered Products results (in millions)
	4th qtr 2010	4th qtr 2009	FY 2010	FY 2009
Net sales	$101.8	$99.9	$361.1	$323.3
Operating income	$11.3	$15.4	$34.3	$(140.4) (1)

(1) Fiscal 2009 operating income includes non-cash impairment charges of $162.2 million.

"We outperformed the market for the year with sales for fiscal 2010 of $361 million, up 12% over last year, while our blended market was relatively flat. For the fourth quarter, our market drivers were estimated to be up 9% on a blended basis compared to a year ago, most of that on the reported strength in R&R activity, while Engineered Products sales were up 2% over the same period," said David D. Petratis, president and chief executive officer of Quanex Building Products. "On slightly higher fourth quarter sales, operating income was down 27% over the year ago quarter, which reflected product mix changes and higher material costs at our sealant business. In response to these higher costs, we announced a price increase effective November 15, 2010. Operating income was also impacted by costs associated with building consolidations at our vinyl extrusion business, and segment expenses associated with the launch of Nexus," Petratis added.

"Our Nexus leadership team is now in place, including key sales and marketing leaders. Twenty nine of our planned thirty one professionals are in place, incentivized, and are working to drive organic growth," said Petratis.

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet through its Nichols Aluminum operation and primarily serves residential remodeling activity and housing starts (approx. 70% of sales), and the transportation (approx. 20% of sales) markets.

Aluminum Sheet Products results (in millions)
	4th qtr 2010	4th qtr 2009	FY 2010	FY 2009
Net sales	$123.3	$98.3	$449.5	$273.7
Operating income	$10.5	$9.9	$30.2	$(26.4) (1)
Shipped pounds	88	78	323	223

(1) Fiscal 2009 operating income includes non-cash impairment charges of $20.4 million.

"We outperformed the market for the year at Nichols with shipments for fiscal 2010 at 323 million pounds, up 45% compared to last year while the industry was up 24% over the same period. Shipments for our fourth quarter were 88 million pounds, up 13% compared to the fourth quarter of 2009, so we were sold out in the quarter. Comparable industry shipments were up 14% over the same period. Our sales in the quarter were $123 million, 25% higher than a year ago, due to better shipments and higher average aluminum prices. Our aluminum spread (sales less material costs) was flat compared to the year ago quarter but up 7% from the sequential third quarter due to rising aluminum prices and a modest improvement in scrap costs," Petratis said.

Cash Position

"We had a cash balance of $187 million and our total debt outstanding stood at $1.9 million," Petratis continued. "Cash provided by operating activities from continuing operations in 2010 was $90 million. Our $270 million revolving credit facility remains untapped. Possible uses of cash will be to fund organic growth initiatives, fund the common stock dividend, make acquisitions, and repurchase outstanding shares. During the quarter, we repurchased $2.1 million of common stock at an average price of $16.84 per share."

2011 Business Outlook

"Relative to a U.S. residential building and construction market that remained incredibly weak in 2010, Quanex turned in a solid performance this year, earning an adjusted $0.70 per diluted share (see reconciliation) compared to an adjusted $0.02 per diluted share in 2009. We know programs like the expired $8,000 first time homebuyers' tax credit, the $1,500 tax credit for energy efficient windows, which expires at the end of the month, and customer restocking in the first half of the year helped in 2010.  As we look to 2011, we do not expect another round of government sponsored incentives, so the industry is on its own," said Petratis. "With no catalyst to provide a surge in market activity, together with a large inventory of homes available for sale, we expect a challenging environment in 2011, with sales flat to slightly down from 2010, along with tough quarter to quarter comparisons, particularly in the first half of the year."

"While we expect the company to outperform its end markets in 2011, our operating plan is built on market assumptions that new construction window shipments will be flat to 2010, while R&R window shipments will be down 2.5%. Our R&R window estimate is significantly lower than the more commonly cited forecasts that represent the broader R&R market, as we believe R&R window activity has not recovered as quickly as the broader market, coupled with some demand pull-forward effect of the $1,500 window tax credit that expires 12/31/10," Petratis said.

"Given our outlook, we expect Engineered Products in 2011 to earn about $35 million of operating income, essentially flat to 2010. We expect to see slightly higher sales for the segment in 2011 compared to 2010 because of ongoing R&R share gains by our large window and door customers, and to a lesser extent, gains we will make with national and regional customers through our organic growth initiatives. However, along with slightly better expected sales, we will see higher operating expenses as we invest to expand our organic growth initiatives. Assuming a reasonable recovery in the housing market, the potential of these initiatives is expected to be about $150 million of annualized sales in 5 years, and while they will likely be back end loaded, would represent about 40% growth at today's sales. Annual incremental operating expenses and capital expenditures necessary to achieve this growth will be approximately $4 million and $3 million, respectively," said Petratis.

"At Aluminum Sheet Products, we expect to earn about $25 million of operating income in 2011, compared to the $30 million we earned in 2010. The $25 million is based primarily on lower sales as we do not expect to see the level of restocking activity that was present in the first half of 2010 repeated in the first half of 2011. Our guidance is based on ongoing capacity constraints in the aluminum sheet market, a tight aluminum scrap market, and no material change in our value-added product mix," Petratis said.

"Guidance excludes estimated 2011 corporate expenses of $26 million and any impact from LIFO. 2011 estimates for capital expenditures and depreciation & amortization are $30 million and $29 million, respectively. Corporate expenses and capital expenditures reflect costs (about $2.5 million and $9 million, respectively, in 2011) associated with the launch of our Enterprise Resource Program, which when completed in 2014, will greatly enhance and streamline our back office processes, improve data collection and provide a foundation to support future growth opportunities," concluded Petratis.

Nexus

Nexus is the company's long term organic growth program that is focused on connecting its Engineered Products Group (EPG) businesses: Mikron, Truseal and Homeshield. The sales and marketing teams of the three businesses, each of which operated independently in the past, have been combined to utilize their capabilities to expand sales opportunities. Nexus activities are focused on an existing customer base that traditionally had been national window and door OEM's, and now includes more diverse regional OEM opportunities. EPG engineering teams are also working together to develop products and systems that provide customers with the latest innovations in technology and energy efficiency.

Other

The company reported fiscal fourth quarter 2010 blended market demand (residential remodeling activity and housing starts) was up an estimated 9% over the fiscal fourth quarter of 2009. The company calculated the change using data from external sources: Harvard University's Joint Center for Housing Studies for residential remodeling activities and IHS Global Insight for housing starts.

Non-GAAP Financial Measures

Income from Continuing Operations before LIFO and Impairment Charge

Income from continuing operations before LIFO and impairment charge is a non-GAAP financial measure. The Company believes this non-GAAP financial measure provides a consistent basis for comparison between periods and enhances the understanding of the performance of its operations.

Set forth below is a reconciliation of reported income from continuing operations and reported diluted earnings per share from continuing operations to income from continuing operations before LIFO and impairment charge and diluted earnings per share from continuing operations before LIFO and impairment charge. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three months ended October 31				Twelve months ended October 31,
	2010		2009		2010		2009
(in millions except diluted EPS)	Income	Diluted EPS	Income	Diluted EPS	Income	Diluted EPS	Income	Diluted EPS

Income (loss) from continuing operations, as reported	$ 8.3	$ 0.22	$ 15.8	$ 0.42	$ 24.2	$ 0.64	$(136.1)	$ (3.64)

After tax Non-GAAP adjustments:
LIFO charge (income)	$ 1.0	$ 0.03	$ (0.7)	$ (0.02)	$ 2.4	$ 0.06	$ (4.8)	$ (0.13)
Impairment of goodwill and intangibles	$ --	$ --	$ --	$ --	$ --	$ --	$ 141.4	$ 3.79

Income from continuing operations, excluding special items	$ 9.3	$ 0.25	$ 15.1	$ 0.40	$ 26.6	$ 0.70	$ 0.5	$ 0.02

Diluted weighted average common shares outstanding (in thousands)		37,667		37,698		37,671		37,335

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable December 30, 2010, to shareholders of record on December 15, 2010.

Corporate Profile

Quanex Building Products Corporation is an industry-leading manufacturer of engineered materials, components and systems serving the U.S. residential window and door markets. It is a ROIC-driven company that grows shareholder returns through a combination of organic growth via new products and new programs like Nexus, and strategic acquisitions.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Financial Statistics as of 10/31/10

Book value per common share: $11.77; Total debt to capitalization: 0.4%; Return on invested capital: 5.4%; Actual number of common shares outstanding: 37,510,815.

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 18, 2009, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the company's website at www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three months ended October 31,			Twelve months ended October 31,
2010	2009		2010	2009
		Net Sales:
$ 101,789	$ 99,900	Engineered Products	$ 361,062	$ 323,319
123,278	98,309	Aluminum Sheet Products	449,529	273,728
225,067	198,209	Building Products	810,591	597,047

(2,764)	(3,270)	Eliminations	(12,277)	(12,037)

$ 222,303	$194,939	Net Sales	$ 798,314	$ 585,010

		Operating Income (1):
$ 11,310	$ 15,442	Engineered Products	$ 34,278	$(140,378)
10,490	9,879	Aluminum Sheet Products	30,223	(26,416)
21,800	25,321	Building Products	64,501	(166,794)

(8,228)	(4,769)	Corporate and Other (2)	(27,204)	(12,304)

$ 13,572	$ 20,552	Operating Income (Loss)	$ 37,297	$(179,098)

(1) 2009 Operating income (loss) reflects non-cash impairment charges of $0 and $182,562 (in thousands):
		Period Ending October 31, 2009
		Three Months	Twelve Months
		(In Thousands)
Engineered Products		$ --	$ (162,173)
Aluminum Sheet Products		--	(20,389)
Total impairment loss		$ --	$ (182,562)

(2) Corporate and Other for the three and twelve months ended October 31, 2010 includes $1.6 million and $3.8 million of LIFO expense while the three and twelve months ended October 31, 2009 includes $1.1 million and $7.8 million, respectively of LIFO income.
QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three months ended October 31,			Twelve months ended October 31,
2010	2009		2010	2009

$ 222,303	$ 194,939	Net sales	$ 798,314	$ 585,010
182,290	149,285	Cost of sales (exclusive of items shown separately below)	660,849	489,328
19,235	17,098	Selling, general and administrative	71,954	59,765
--	--	Impairment of goodwill and intangibles	--	182,562
7,206	8,004	Depreciation and amortization	28,214	32,453
13,572	20,552	Operating income (loss)	37,297	(179,098)
(107)	(92)	Interest expense	(440)	(452)
143	80	Other, net	2,645	405
13,608	20,540	Income (loss) from continuing operations before income taxes	39,502	(179,145)
(5,303)	(4,722)	Income tax benefit (expense)	(15,301)	43,066
8,305	15,818	Income (loss) from continuing operations	24,201	(136,079)
5	(487)	Income (loss) from discontinued operations, net of taxes	(1,103)	(1,012)
$ 8,310	$ 15,331	Net income (loss)	$ 23,098	$ (137,091)

		Basic earnings per common share:
$ 0.22	$ 0.42	Earnings (loss) from continuing operations	$ 0.65	$ (3.64)
$ --	$ (0.01)	Income (loss) from discontinued operations	$ (0.03)	$ (0.03)
$ 0.22	$ 0.41	Basic earnings (loss) per common share	$ 0.62	$ (3.67)

		Diluted earnings per common share:
$ 0.22	$ 0.42	Earnings (loss) from continuing operations	$ 0.64	$ (3.64)
$ --	$ (0.01)	Income (loss) from discontinued operations	$ (0.03)	$ (0.03)
$ 0.22	$ 0.41	Diluted earnings (loss) per share	$ 0.61	$ (3.67)

		Weighted average common shares outstanding:
37,147	37,338	Basic	37,220	37,335
37,667	37,698	Diluted	37,671	37,335
QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

October 31, 2010		October 31, 2009
	Assets
$ 187,178	Cash and equivalents	$ 123,499
87,007	Accounts receivable, net	80,171
45,200	Inventories	46,515
10,547	Deferred income taxes	20,611
8,229	Prepaid and other current assets	5,177
462	Current assets of discontinued operations	232
338,623	Total current assets	276,205
135,517	Property, plant and equipment, net	141,286
30,563	Deferred income taxes	42,923
25,189	Goodwill	25,189
44,668	Intangible assets, net	47,359
16,690	Other assets	9,114
--	Assets of discontinued operations	1,524
$ 591,250	Total assets	$ 543,600
	Liabilities and stockholders' equity
$ 70,986	Accounts payable	$ 67,010
43,447	Accrued liabilities	30,320
327	Current maturities of long-term debt	323
30	Current liabilities of discontinued operations	9
114,790	Total current liabilities	97,662
1,616	Long-term debt	1,943
3,667	Deferred pension and postretirement benefits	6,655
12,027	Non-current environmental reserves	1,767
17,718	Other liabilities	13,047
149,818	Total liabilities	121,074
441,432	Total stockholders' equity	422,526
$ 591,250	Total liabilities and stockholders' equity	$ 543,600
QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Twelve months ended October 31,
	2010	2009
Operating activities:
Net income (loss)	$ 23,098	$ (137,091)
(Income) loss from discontinued operations	1,103	1,012
Income (loss) from continuing operations	24,201	(136,079)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	28,283	32,523
Gain on bargain purchase	(1,272)	--
Impairment of goodwill and intangibles	--	182,562
Deferred income taxes	12,294	(43,609)
Stock-based compensation	4,456	3,429
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (Increase) in accounts receivable	(6,365)	18,636
Decrease (Increase) in inventory	3,142	16,503
Decrease (Increase) in other current assets	(510)	(122)
Increase (Decrease) in accounts payable	4,572	(12,306)
Increase (Decrease) in accrued liabilities	9,509	(3,119)
Increase (Decrease) in income taxes payable	9,599	(922)
Increase (Decrease) in deferred pension and postretirement benefits	(1,846)	(407)
Other, net	3,499	4,213
Cash provided by (used for) operating activities from continuing operations	89,562	61,302
Cash provided by (used for) operating activities from discontinued operations	(430)	(811)
Cash provided by (used for) operating activities	89,132	60,491
Investing activities:
Acquisitions, net of cash acquired	(1,590)	--
Capital expenditures	(14,720)	(15,696)
Proceeds from property insurance claim	392	1,400
Other, net	43	(57)
Cash provided by (used for) investing activities from continuing operations	(15,875)	(14,353)
Cash provided by (used for) investing activities from discontinued operations	90	(457)
Cash provided by (used for) investing activities	(15,785)	(14,810)
Financing activities:
Repayments of long-term debt	(323)	(363)
Common stock dividends paid	(5,275)	(4,519)
Issuance of common stock from stock option exercises, including related tax benefits	502	--
Funding from Separation	--	15,401
Purchase of treasury stock	(4,274)	--
Other, net	(665)	(876)
Cash provided by (used for) financing activities from continuing operations	(10,035)	9,643
Cash provided by (used for) financing activities from discontinued operations	665	865
Cash provided by (used for) financing activities	(9,370)	10,508
Effect of exchange rate changes on cash and equivalents	27	36
LESS: (Increase) Decrease in cash and equivalents from discontinued operations	(325)	403
Increase (Decrease) in cash and equivalents from continuing operations	63,679	56,628
Beginning of period cash and equivalents	123,499	66,871
End of period cash and equivalents	$ 187,178	$ 123,499
CONTACT:  Quanex Building Products Corporation
          Financial Contact:
          Jeff Galow
            713-877-5327
          Media Contact:
          Valerie Calvert
            713-877-5305